Paradigm Signs Definitive Agreement to Acquire
Cyber Forensics Firm Trinity IMS Inc.

Rockville, Maryland, January 29, 2007 – Paradigm Holdings, Inc. (OTCBB: PDHO) (Paradigm), parent company of Paradigm Solutions Corporation, a provider of comprehensive information technology and business solutions for federal government enterprises, announced today that it has entered into a definitive agreement to acquire McLean, Virginia-based Trinity Information Management Services, Inc. (Trinity IMS).

With annual revenues for 2006 of over $4.0 million, Trinity IMS provides specialized information assurance (IA) and cyber forensics support services to the federal government, primarily the U.S. Department of State. Trinity IMS offers comprehensive cyber forensic support services including: evidence handling/collection; data recovery; warrant execution support; and evidence analysis/presentation and expert testimony. IA services include security planning and policy; security audit/assessment and regulatory compliance (certification and accreditation, FISMA and HIPAA); and infrastructure risk mitigation. Trinity IMS employs approximately 25 staff, all of whom hold U.S. Government security clearances. The transaction is expected to close within 45 days, subject to the completion of financial audits and financing.

Commenting on the prospect of joining forces with Trinity IMS, Paradigm President and CEO, Peter LaMontagne, stated, "Trinity is a perfect first strategic acquisition for Paradigm to further penetrate the federal IT market. Trinity IMS brings us new technical competencies, cleared personnel and access to a new National Security community customer. We greatly value the opportunity to work with and support the talented team of Trinity IMS employees who will be joining us." Mr. Christian L. Kleszewski, Trinity IMS founder and President will join Paradigm's executive team upon closing of the transaction.

Mr. Kleszewski stated, "Merging with Paradigm at this time is the right decision for our customers and employees. Our combined platform will allow us to accelerate plans to scale our business in response to customer requirements and provide our employees with an even better career trajectory. Paradigm and Trinity IMS share the same core values that made Trinity IMS successful--integrity, leadership and results."

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) parent company of Paradigm Solutions Corporation, is a comprehensive information technology and business solutions provider for government enterprises. Paradigm Solutions Corporation specializes in Enterprise Risk Management, Systems Engineering, Infrastructure Support, and Program Management for government customers. Headquartered in Rockville, Maryland, the company currently employs nearly 300 people across 12 states.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings, Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.

For more information, please contact:

Richard Sawchak
SVP and Chief Financial Officer
301.468.1200
communications@paradigmsolutions.com